As filed with the Securities and Exchange Commission on February 2, 2015

Registration No. 333-______

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Aoxin Tianli Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands		Not applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion 228 Yanjiang Ave., Jiangan District, Wuhan City Hubei Province, China 430010
(Address of Principal Executive Offices)

Aoxin Tianli Group, Inc. 2014 Share Incentive Plan (Full Title of the Plan)

Not Applicable (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Vincent J. McGill, Esq. Eaton & Van Winkle LLP 3 Park Avenue, 16th floor New York, New York 10016 (212) 561-3604

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common shares, par value $0.001 per share	2,000,000	$1.43	$2,860,000	$332.33

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, par value $0.001 per share (the “Shares”) of Aoxin Tianli Group, Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the Aoxin Tianli Group, Inc. 2014 Share Incentive Plan  (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)
The per share and aggregate offering prices are estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on  the average of the high and low prices of a common share on January 29, 2015, as quoted by Yahoo Finance.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents, which include the statement of availability required by Item 2 of Part I, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014;

(b)	The Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2014, August 13, 2014 and November 12, 2014;

(c)
The Company’s Current Reports on Form 8-K filed on March 13, 2014 (Items 2.02 and 9.01), as amended on March 20, 2014; March 27, 2014 (Items 1.01, 3.02, 7.01 and 9.01); March 31, 2014 (Items 5.02, 7.01 and 9.01); April 11, 2014 (Items 1.01, 3.02, 5.02, 7.01 and 9.01); April 18, 2014 (Items 7.01 and 9.01); May 12, 2014 (Items 2.02 and 9.01); June 18, 2014 (Items 1.01, 3.02, 7.01 and 9.01); June 20, 2014 (Item 5.02); July 17, 2014 (Items 1.01, 3.02, 7.01, 8.01 and 9.01); July 23, 2014 (Items 8.01 and 9.01); July n28, 2014 (Items 7.01 and 9.01); August 11, 2014 (Items 2.02 and 9.01); August 13, 2014 (Items 2.02 and 9.01); August 21, 2014 (Items 1.01, 3.02, 7.01, 8.01 and 9.01); August 28, 2014 (Items 1.01, 3.02, 5.03, 7.01, 8.01 and 9.01); September 24, 2014 (Items 5.02, 7.01 and 9.01);  November 5, 2014 (Item 5.07); November 12, 2014 (Items 2.02 and 9.01); November 12, 2014 (Items 2.02, 7.01 and 9.01); December 2, 2014 (Items 1.01, 3.02, 7.01 and 9.01); and January 22, 2015 (Items 7.01 and 9.01).

(d)
The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 28, 2010 (Commission File No. 001-34799), and any other amendment or report filed for the purpose of updating such description; and

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Eaton & Van Winkle LLP, counsel to the Registrant, as to the legality of the securities being registered.

10.30	Aoxin Tianli Group, Inc. 2014 Share Incentive Plan.

23.1	Consent of RBSM LLC, independent registered public accounting firm.

23.2	Consent of HHC, independent registered public accounting firm.

23.3	Consent of Eaton & Van Winkle LLP (included in Exhibit 5).

Item 9.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuhan City, People’s Republic of China, on February 2, 2015.

AOXIN TIANLI GROUP, INC.

By:	/s/ Ping Wang
Ping Wang
Chairman of the Board and Chief Executive Officer (principal executive officer)

By:	/s/ Jun Wang
Jun Wang
Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on February 2, 2015.

Name	Title

/s/ Ping Wang	Chairman of the Board, President and Chief Executive Officer
Ping Wang	(Principal Executive Officer)

/s/ Jun Wang	Chief Financial Officer (Principal Financial Officer and Accounting Officer)
Jun Wang

/s/ Hanying Li	Director
Hanying Li

/s/ Peter E. Gadkowski	Director
Peter E. Gadkowski

/s/ Zihui Mo	Director
Zihui Mo

/s/ Anthony S. Chan	Director
Anthony S. Chan